Exhibit 23.4
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated October 15, 2010 with respect to the consolidated financial statements and schedules of CBaySystems Holdings Limited and subsidiaries. We consent to the use of the aforementioned report in this Registration Statement on Form S-4, and to the use of our name as it appears under the caption “Experts”.
Yours Sincerely
/s/ GRANT THORNTON
Mumbai, India
October 18, 2010